Arcturus Therapeutics Appoints Jing Marantz, M.D., Ph.D., M.B.A. to its Board of Directors

SAN DIEGO--(BUSINESS WIRE)--Dec. 13, 2021-- Arcturus Therapeutics Holdings Inc. (the “Company”, “Arcturus”, Nasdaq: ARCT), a leading clinical-stage messenger RNA medicines company focused on the development of infectious disease vaccines and significant opportunities within liver and respiratory rare diseases, today announced the appointment of Jing Marantz, M.D., Ph.D., M.B.A., an experienced biopharma industry executive, to its Board of Directors.

“We are very pleased to welcome Dr. Jing Marantz, to the Arcturus Board,” said Joseph Payne, President & CEO of Arcturus. “Jing is an accomplished industry leader and brings deep clinical and scientific expertise, as well as extensive commercial experience from prominent biopharma leadership roles where she contributed to the successful development and commercialization of numerous approved medicines. Jing will be an invaluable addition as Arcturus rapidly advances the development of its novel vaccines and therapeutic candidates.”

“I’m delighted to join the Arcturus board as the Company advances its vaccine programs, including for COVID-19, while continuing to expand a promising set of mRNA-based therapeutic candidates in clinical development,” said Dr. Marantz. “I look forward to working closely with the team and contributing to their efforts to bring important new vaccines and medicines to patients.”

Dr. Marantz is an experienced biopharmaceutical industry executive who has held multiple senior level positions in development, medical affairs, business development, and commercial strategy in several therapeutic areas and rare diseases. She is currently Senior Vice President, Head of Medical Affairs at Acceleron Pharma, a wholly-owned subsidiary of Merck & Co., Inc. Prior to joining Acceleron in 2020, Dr. Marantz was Senior Vice President, Head of Medical Affairs at Alnylam Pharmaceuticals where she built the medical affairs organization into a global footprint across 19 countries and led two successful global product launches (ONPATTRO® and GIVLAARI®). Prior to Alnylam, she served as Vice President, Global Medical Affairs, Head of U.S. Medical Affairs and interim Head of Latin America Medical Affairs at Alexion Pharmaceuticals where she was responsible for three marketed rare disease products (SOLIRIS®, STRENSIQ®, and KANUMA®). Dr. Marantz previously held leadership positions at Biogen, ARIAD, and Millennium Pharmaceuticals across development, medical affairs, and business development. She currently serves on the Board of Directors for Krystal Biotech, Inc.

About Arcturus Therapeutics

Founded in 2013 and based in San Diego, California, Arcturus Therapeutics Holdings Inc. (Nasdaq: ARCT) is a clinical-stage mRNA medicines and vaccines company with enabling technologies: (i) LUNAR® lipid-mediated delivery, (ii) STARR™ mRNA Technology and (iii) mRNA drug substance along with drug product manufacturing expertise. Arcturus’ diverse pipeline of RNA therapeutic and vaccine candidates includes mRNA vaccine programs for SARS-CoV-2 (COVID-19) and influenza, and other programs to potentially treat ornithine transcarbamylase (OTC) deficiency, and cystic fibrosis along with partnered programs including glycogen storage disease type III (GSD III), hepatitis B virus (HBV), and non-alcoholic steatohepatitis (NASH). Arcturus’ versatile RNA therapeutics platforms can be applied toward multiple types of nucleic acid medicines including messenger RNA, small interfering RNA, replicon RNA, antisense RNA, microRNA, DNA, and gene editing therapeutics. Arcturus’ technologies are covered by its extensive patent portfolio (patents and patent applications issued in the U.S., Europe, Japan, China and other countries). Arcturus’ commitment to the development of novel RNA therapeutics has led to collaborations with Janssen Pharmaceuticals, Inc., part of the Janssen Pharmaceutical Companies of Johnson & Johnson, Ultragenyx Pharmaceutical, Inc., Takeda Pharmaceutical Company Limited, CureVac AG, Duke-NUS Medical School, and the Cystic Fibrosis Foundation. For more information visit www.ArcturusRx.com. In addition, please connect with us on Twitter and LinkedIn.

Trademark Acknowledgements

The Arcturus logo and other trademarks of Arcturus appearing in this announcement, including LUNAR® and STARR™, are the property of Arcturus. All other trademarks, services marks, and trade names in this announcement are the property of their respective owners.

IR and Media Contacts

Arcturus Therapeutics
Deepankar Roy, Ph.D.
(858) 900-2682
IR@ArcturusRx.com

Kendall Investor Relations
Carlo Tanzi, Ph.D.
(617) 914-0008
ctanzi@kendallir.com

Source: Arcturus Therapeutics Holdings Inc.